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                                                                      Exhibit 99

IMMEDIATE RELEASE:

Contacts:
David Keiser                  Patricia F. Dimond, Ph.D.     Burns McClellan,
Executive VP and COO          Director of Corporate         Inc.
Alexion Pharmaceuticals,      Development and               Ethan Denkensohn
(203) 776-1790                Genzyme Transgenics           (Investors)
                              Corporation                   Miriam Weber
                              (508) 270-2374                (Media)
                                                            (212) 213-0006


           Genzyme Transgenics Corporation and ALEXION Pharmaceuticals
                Inc. Sign Agreement for Transgenic Collaboration


FRAMINGHAM, Mass. and NEW HAVEN, Conn., Jan. 10 -- Genzyme Transgenics Corporation (Nasdaq: GZTC - news) and Alexion Pharmaceuticals, Inc. (Nasdaq:
ALXN - news) announced today that they have signed an agreement to produce a recombinant protein using GTC's transgenic manufacturing system. Under this agreement, Genzyme Transgenics will work with Alexion to develop a large scale manufacturing approach for one of Alexion's recombinant protein products.

"Our alliance with Alexion affirms the value of transgenic production in the development and potential commercialization of protein therapeutics," said Sandra Nusinoff Lehrman, M.D., President and Chief Executive Officer of Genzyme Transgenics. "We are pleased to initiate this relationship with Alexion, a partner who shares our commitment to provide innovative new therapies for unmet medical needs."

In the first phase of this program, Genzyme Transgenics will develop transgenic animals that produce the recombinant protein in their milk, for which Genzyme Transgenics will receive development and milestone fees from Alexion. Depending on results of the development and clinical programs, it is expected that the companies would enter into supply agreements for clinical and commercial production.

"In concert with the expanded breadth of our development programs, we are pleased to be working with Genzyme Transgenics on this project," said David Keiser, Executive Vice President and Chief Operating Officer for Alexion. "We look forward to gaining important benefits that this technology can offer for high volume, low cost protein production."
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Genzyme Transgenics Corporation has successfully produced over 60 human proteins in animals' milk, including monoclonal antibodies, immunoglobulin fusion proteins, hard-to-express and plasma proteins, achieving higher expression and at greater volume than can be obtained using alternate production systems. Genzyme Transgenics is currently working with recognized leaders in the biotechnology and pharmaceutical industries, like Alexion Pharmaceuticals, to produce transgenic proteins as potential treatments for a variety of diseases, such as autoimmune and inflammatory disorders, cardiovascular diseases, and HIV/AIDS.

Genzyme Transgenics Corporation applies transgenic technology to enable the development and production of recombinant proteins and monoclonal antibodies for medical uses. Primedica Corporation, Genzyme Transgenics' contract research organization, provides preclinical development and testing services to pharmaceutical, biotechnology, medical device and other companies. Genzyme Transgenics Corporation is also developing idiotypic vaccines in collaboration with the National Cancer Institute.

Alexion is engaged in the development of products for the treatment of cardiovascular, autoimmune and neurologic diseases caused by undesired effects of the human immune system. Alexion's two lead product candidates are currently in six clinical development programs- 5G1.1-SC, in a Phase IIb cardiopulmonary bypass efficacy trial and two Phase II myocardial infarction efficacy trials in collaboration with Procter & Gamble; and 5G1.1, in Phase II efficacy trials for the chronic treatment of rheumatoid arthritis and membranous nephritis.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, those discussed in Genzyme Transgenics Corporation's prospectuses and Forms 10-K and Alexion's prospectuses and Forms 10-K, as filed with the Securities and Exchange Commission, including the uncertainties associated with product development, the risk that clinical trials will not commence when planned, the risks that a product will not prove to be safe and effective and uncertainties associated with dependence upon the actions of government and regulatory agencies, including, without limitation, the risk that such regulators will not grant the requisite approval for a product on a timely basis or at all.